Exhibit 99.1

Sono-Tek Wins $2.8 Million Order for Advanced Medical Device Coating Systems

MILTON, N.Y., October 13, 2025 - Sono-Tek Corporation (Nasdaq: SOTK), the leading developer and manufacturer of ultrasonic coating systems, today announced that it has received a purchase order valued at over $2.8 million from a major U.S.based medical device manufacturer.

This order, placed by an existing customer which is ramping up production, includes multiple advanced ExactaCoat MD (Medical Device) systems. The Exacoat MD systems include expanded capabilities compared to Sono-Tek’s previously supplied equipment. These new systems will be installed in addition to the customer's existing Sono-Tek coating equipment, which will remain in production use. Deliveries of the new equipment are expected to begin in the beginning of calendar year 2026 and be completed within the first half of 2026.

Steve Harshbarger, President and CEO of Sono-Tek, commented:

"This award highlights the continued trust leading medical device manufacturers place in Sono-Tek as they scale production of innovative healthcare technologies. The addition of these higher-capability systems, complementing the Sono-Tek equipment already in use at this facility, underscores the value of our long-term customer relationships and the scalability of our coating platforms. Importantly, this order comes from a different customer than the $5 million medical device order we announced last month, further broadening our base of high-value opportunities."

This win reinforces Sono-Tek's strong position in the medical device sector, a critical growth driver in the Company's long-term strategy, and underscores its ability to capture repeat, multi-million-dollar orders from multiple leading manufacturers across the industry.

About Sono-Tek

Sono-Tek Corporation is the global leader in the design and manufacture of ultrasonic coating systems that are shaping industries and driving innovation worldwide. Our ultrasonic coating systems are used to apply thin films onto parts used in diverse industries including microelectronics, alternative energy, medical devices, advanced industrial manufacturing, and research and development sectors worldwide. Sono-Tek's inroads into the clean energy sector are showing transformative results in next-gen solar cells, fuel cells, green hydrogen generation, and carbon capture applications.

Our product line is rapidly evolving, transitioning from R&D to high-volume production machines with significantly higher average selling prices, showcasing our market leadership and adaptability. Our comprehensive suite of thin film coating solutions and application consulting services are expected to generate unparalleled results for our clients and help some of the world's most promising companies achieve technological breakthroughs and bring them to the market. We strategically deliver our products to customers through a network of direct sales personnel, carefully chosen independent distributors, and experienced sales representatives, ensuring efficient market reach across diverse sectors around the globe.

For more information:

Sono-Tek Corp.

Stephen J. Bagley

Chief Financial Officer

Ph: (845) 795-2020

info@sono-tek.com

Investor Relations

Kirin Smith

PCG Advisory, Inc.

ksmith@pcgadvisory.com